FORM 8-K/A
                                CURRENT REPORT
                                AMENDMENT NO. 1

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                               January 22, 1997




                             ZURN INDUSTRIES, INC.


                                                                 IRS Employer
    State of                      Commission                    Identification
  Incorporation                   File Number                       Number
  Pennsylvania                      1-5502                       25-1040754


                                  Address and
                               Telephone Number
                                One Zurn Place
                           Erie, Pennsylvania  16505
                                 814-452-2111








ITEM 2 - ACQUISITION OF ASSETS

On January 22, 1997, Zurn Acquisition Co., Inc. (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Zurn Industries, Inc., a Pennsylvania corporation and the Registrant herein (the "Registrant"), purchased 6,755,154 (or approximately 94.4 percent) of the outstanding shares of common stock, $1.00 par value ("Eljer Common Stock"), of Eljer Industries, Inc., a Delaware corporation (the "Company"), for $24.00 per share, net to the seller in cash. The acquisition was made pursuant to a tender offer by the Purchaser to purchase all of the outstanding shares of Eljer Common Stock upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 20, 1996, and the related Letter of Transmittal (which, together, and with any amendments or supplements thereto, collectively constitute the "Offer"). After completion of the Offer and pursuant to the terms of the Agreement and Plan of Merger dated December 14, 1996, among the Registrant, the Purchaser and the Company (the "Merger Agreement"), the Purchaser was merged on January 27, 1997, with and into the Company (the "Merger") pursuant to Section 253 of the Delaware General Corporation Law. As a result of the Merger, the Company is now a direct, wholly-owned subsidiary of the Registrant. All shares of Eljer Common Stock outstanding immediately prior to the effective time of the Merger (other than shares owned by (i) the Registrant, the Purchaser, the Company or any of their respective subsidiaries, or (ii) shareholders who properly perfect appraisal rights in accordance with Section 262 of the Delaware General Corporation Law) were converted into the right to receive $24.00 in cash, without interest and less any withholding taxes.

The purchase price for the shares of Eljer Common Stock acquired in the Offer and pursuant to the Merger Agreement was determined by arms-length negotiation between the Registrant and the Company.

The aggregate amount of funds required by the Purchaser to pay the aggregate purchase price to be paid pursuant to the Offer and Merger was approximately $200 million. The funds were provided to the Purchaser in the form of capital contributions or advances made by the Registrant. The Registrant obtained the funds for such capital contributions or advances from its available cash and through loans from a group of banks, consisting of Bankers Trust Company, NationsBank, N.A., Societe Generale, PNC Bank, National Association, and Brown Brothers Harriman & Co. (the "Banks") pursuant to a credit agreement (the "Credit Agreement") dated as of January 21, 1997.

The Registrant is an industry leader in manufacturing and marketing plumbing products and HVAC and in providing water resource construction services and fire protection systems. The Registrant will utilize the assets of the Company in a consistent fashion.








ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements Of Business Acquired

The report of independent public accountants and consolidated financial statements of Eljer Industries, Inc. as of December 29, 1996 and December 31, 1995, and for each of the three years in the period ended December 29, 1996, follow on pages 4 through 45.

Pro Forma Financial Information

An unaudited condensed pro forma statement of consolidated financial position as of December 1996 and unaudited condensed pro forma statements of consolidated operations for the year ended March 1996 and nine months ended December 1996 follow on pages 46 through 52.

Exhibits
The exhibits listed in the Exhibit Index to this report on From 8-K/A are incorporated herein by reference.


































                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholder of Eljer Industries, Inc.:

      We have audited the accompanying consolidated balance sheets of Eljer Industries, Inc. (a Delaware corporation and a wholly-owned subsidiary of Zurn Industries, Inc.) and subsidiaries as of December 29, 1996 and December 31, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eljer Industries, Inc. and subsidiaries as of December 29, 1996 and December 31, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 1996 in conformity with generally accepted accounting principles.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed further in Note 2 to the consolidated financial statements, the Company and its indirect, wholly-owned subsidiary, United States Brass Corporation ("U.S. Brass"), are defendants in a number of lawsuits and are the subject of certain claims which involve the Qest polybutylene plumbing system manufactured and sold by U.S. Brass. In addition, the nature and extent of the insurance coverage related to potential losses arising from these claims and lawsuits are currently being contested by several of the insurance carriers. In order to systematically resolve these matters, on May 23, 1994, U.S. Brass filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code. In 1995, a tentative global polybutylene settlement was reached in which U.S. Brass, Eljer Manufacturing, Inc. and Eljer Industries have agreed to participate. The settlement is conditioned upon, among other things, its approval by the court in the U.S. Brass bankruptcy. No assurances can be given that the proposed agreement will be finalized and a related plan of reorganization be confirmed and agreed to by the Bankruptcy Court and U.S. Brass creditors. If the proposed agreement is not finalized, the ultimate resolution of the U.S. Brass bankruptcy could involve the Company losing its control over U.S. Brass which would result in deconsolidation from the


accompanying financial statements. The ultimate outcome of these matters is uncertain at this time and could have a material, adverse impact on the financial position and results of operations of the Company. These matters create a substantial doubt about the Company's ability to continue as a going concern in its present consolidated form. Management's plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments or reclassifications that might result from the outcome of these uncertainties.


                                    /s/ Arthur Andersen LLP

Dallas, Texas,
February 14, 1997







































                            ELJER INDUSTRIES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)



                                           1996          1995         1994

Net Sales                                $394,310      $397,386     $406,063

Cost of Sales                             285,535       295,180      293,365

Gross Profit                              108,775       102,206      112,698

Selling & Administrative Expenses          79,507        73,670       81,767

Litigation Costs (Settlements), net        (1,506)        7,950        8,805

Unusual Item - Adjustment for
  Polybutylene/Celcon Claims                4,428          (676)      21,857

Income From Operations                     26,346        21,262          269

Other Expense, net                          1,393         1,247        1,687

Interest Income                             1,282         1,722        1,683

Interest Expense                           11,774        14,982       12,662

Income (Loss) Before Income Taxes          14,461         6,755      (12,397)

Loss of Tax Benefit on
  Indemnified Liabilities                       -         1,142            -

Income Tax (Benefit) Expense                2,542           724         (173)

Net Income (Loss)                        $ 11,919      $  4,889     $(12,224)

Net Income (Loss) Per Share              $   1.65      $    .69     $  (1.72)

Weighted Average Number of
  Common Shares                             7,228         7,133        7,120



         The accompanying notes to consolidated financial statements are an integral part of these statements.






                            ELJER INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

         ASSETS                                           1996       1995
Current Assets:
   Cash & temporary cash investments                   $ 19,225    $ 22,957
   Restricted cash                                       14,610      13,777
   Trade accounts receivable, net of reserves
     of $7,257 and $6,908                                65,067      69,038
   Inventories                                           64,153      64,565
   Other current assets                                   5,698       4,344

         Total current assets                           168,753     174,681

Properties & Equipment, net                              60,989      64,283
Cost in Excess of Net Tangible Assets Acquired, net      10,493      10,874
Other Restricted Cash                                     6,130           -
Other Assets                                              2,110       2,449
                                                       $248,475    $252,287

         LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
   Short-term debt and current maturities of
     long-term debt                                    $ 26,368    $ 35,907
   Trade accounts payable                                19,808      17,112
   Prepetition liabilities subject to compromise         35,600      31,209
   Accrued expenses                                      66,832      49,965

         Total current liabilities                      148,608     134,193

Long-Term Debt                                           60,400      85,024
Postretirement Benefits                                  34,923      39,409
Other Liabilities                                        25,710      26,499
Deferred Income Taxes                                       955       1,620

         Total liabilities                              270,596     286,745

Shareholders' Equity (Deficit):
   Common stock, $1 par value, 50,000,000 shares
     authorized; 7,153,657 and 7,136,652 shares
     outstanding                                          7,187       7,186
   Additional capital                                    79,115      78,965
   Accumulated deficit                                 (102,662)   (114,581)
   Foreign currency translation adjustments              (5,727)     (5,978)
    Treasury stock                                          (34)        (50)

         Total shareholders' deficit                    (22,121)    (34,458)
                                                       $248,475    $252,287

          The accompanying notes to consolidated financial statements are an integral part of these statements.
                            ELJER INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                   1996      1995      1994

Cash Flows From Operating Activities:
  Net income (loss)                              $ 11,919  $  4,889  $(12,224)
  Adjustments to reconcile net income (loss)
    to net cash provided by operating activities -
      Depreciation and amortization                 9,605     9,360     9,496
      Loss on disposition of properties
        and equipment                                 173        11       370
      Increase (decrease) in deferred taxes          (733)      742         -
      Change in assets and liabilities -
        Trade accounts receivable                   4,172    (3,532)   (2,165)
        Inventories                                   333     4,104    (7,997)
        Trade accounts payable and accrued
          expenses                                 23,406    (7,058)   28,459
        Other assets                                 (848)    3,248     5,019
        Other, net                                 (5,800)      567     2,799
      Reduction of sale of outstanding trade
        accounts receivable                             -         -   (13,000)

      Net cash provided by operating activities    42,227    12,331    10,757

Cash Flows From Investing Activities:
  Investment in properties and equipment           (5,466)  (13,991)  (11,511)
  Proceeds from disposition of properties
    and equipment                                     324     1,082       459

      Net cash used in investing activities        (5,142)  (12,909)  (11,052)

Cash Flows From Financing Activities:
  Increase (decrease) in short-term debt           (4,679)   (4,289)   25,506
  Repayments of long-term debt                    (29,848)   (4,431)  (20,818)
  Increase (decrease) in restricted cash           (6,963)    5,708    (1,639)

      Net cash provided by (used in)
      financing activities                        (41,490)   (3,012)    3,049

Effects of Exchange Rates on Cash                     673       438       (84)

Net Increase (Decrease) in Cash & Temporary Cash
  Investments                                      (3,732)   (3,152)    2,670
Cash & Temporary Cash Investments,
  Beginning of Period                              22,957    26,109    23,439
Cash & Temporary Cash Investments,
  End of Period                                  $ 19,225  $ 22,957  $ 26,109

          The accompanying notes to consolidated financial statements are an integral part of these statements.


                                            ELJER INDUSTRIES, INC.
                                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                (In thousands)
                                                                       Foreign                      Total
                                                                       Currency                  Shareholders'
                               Common    Additional    Accumulated    Translation    Treasury       Equity
                               Stock      Capital        Deficit      Adjustments     Stock       (Deficit)
Balance at yearend 1993       $ 7,186       $78,700      $(107,246)      $ (8,666)      $ (94)       $(30,120)

  Shares issued to directors/
    employees                      --           236             --             --          37             273
  Foreign currency
    translation adjustments        --            --             --          2,492          --           2,492
  Net loss                         --            --        (12,224)            --          --         (12,224)

Balance at yearend 1994         7,186        78,936       (119,470)        (6,174)        (57)        (39,579)

  Shares issued to directors/
    employees                      --            29             --             --           7              36
  Foreign currency
    translation adjustments        --            --             --            196          --             196
  Net income                       --            --          4,889             --          --           4,889

Balance at yearend 1995         7,186        78,965       (114,581)        (5,978)        (50)        (34,458)

  Shares issued to directors/
    employees                      --           149             --             --          16             165
  Exercise of stock options         1             1             --             --          --               2
  Foreign currency
    translation adjustments        --            --             --            251          --             251
  Net income                       --            --         11,919             --          --          11,919

Balance at yearend 1996       $ 7,187       $79,115      $(102,662)      $ (5,727)      $ (34)       $(22,121)


                          The accompanying notes to consolidated financial statements are an integral part of these statements.




                                                      -9-
/TABLE

                            ELJER INDUSTRIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      Basis of Consolidation

      The Consolidated Financial Statements include the assets, liabilities, revenues and expenses of Eljer Industries, Inc., a Delaware corporation, and all wholly-owned subsidiaries ("Eljer Industries" or, together with its subsidiaries, the "Company"). The Company operates in a single business segment - the manufacturing and marketing of building products for commercial and residential construction and remodeling. All significant intercompany accounts and transactions have been eliminated.

      On January 22, 1997, substantially all of the common stock of the Company was acquired by Zurn Industries, Inc. ("Zurn"). See Note 17 for further discussion.

      Use of Estimates

      Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and in some cases, including the contingencies discussed in Note 13, the differences could be material.

      Fiscal Year

      The Company reports on a 52-53 week fiscal year ending on the Sunday nearest to December 31. Fiscal years 1996, 1995 and 1994 each had 52 weeks and ended on December 29, 1996, December 31, 1995 and January 1, 1995, respectively.

      Temporary Cash Investments

      Temporary cash investments are primarily bank deposits, commercial paper, treasury bills and bankers' acceptances, with original maturities of three months or less. These investments are carried at cost, which approximates market.

      Restricted Cash

      Restricted cash is comprised of insurance reimbursements, funds securing letters of credit and funds for certain environmental obligations which are legally restricted as to use. The restricted funds classified as current relate to current liabilities and those classified as noncurrent relate to long-term liabilities.


      Inventories

      Inventories are stated at the lower of cost or market and include the appropriate elements of material, labor and manufacturing overhead expenses. Cost is determined using the last-in, first-out ("LIFO") method for substantially all domestic inventories and the first-in, first-out ("FIFO") method for all foreign inventories.

      Properties and Equipment

      Properties and equipment, including items financed through capital leases, are recorded at cost and depreciated over their estimated useful lives, using principally the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes. Useful lives range from 20 to 40 years, or lease terms, for buildings and leasehold improvements and from 3 to 12 years, or lease terms, for machinery, fixtures and equipment. Depreciation and amortization expense was $8.8 million, $8.9 million and $9.1 million for 1996, 1995 and 1994, respectively.

      Impairment of Long-Lived Assets

      The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", effective for financial statements issued for fiscal years beginning after December 15, 1995. In accordance with SFAS No. 121, in the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required. Current facts and circumstances do not indicate that an impairment has occurred.

      Fair Value of Financial Instruments

      SFAS No. 107, "Disclosure about Fair Value of Financial Instruments", requires the disclosure of the fair market value of off- and on-balance-sheet financial instruments. The carrying value of all financial instruments, including long-term and short-term debt, cash and temporary cash investments and restricted cash, approximates their fair value at yearend.

      Cost of Businesses Acquired

      Cost in excess of net tangible assets acquired ("goodwill") is amortized using the straight-line method over 40 years. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an



estimate of the related operating income over the remaining life of the goodwill in measuring whether the goodwill is recoverable. The amortization recorded for 1996, 1995 and 1994 was $434,000, $433,000 and $433,000,
respectively. The amount of accumulated amortization was $6.9 million and $6.5 million at the end of 1996 and 1995, respectively.

      Revenue Recognition

      The Company recognizes revenues from the sale of products at the time the products are shipped.

      Concentrations of Credit Risk

      Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", consist primarily of trade accounts receivable and temporary cash investments.

      The Company's customer base for plumbing products consists of plumbing wholesalers and retail chains and outlets primarily in North America. Heating, ventilating and air conditioning products are sold primarily to regional distributors, as well as through retail channels of distribution in the United States, Canada and Europe. As of December 29, 1996, the Company had $8.4 million in receivables with two customers, which represent 13% of the Company's trade accounts receivable (net of reserves) balance. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Although the Company is directly affected by the well-being of the construction and remodeling and repair industries, and the North American and European economies in general, management does not believe significant credit risk exists at the end of 1996.

      The Company places its temporary cash investments with financial institutions it considers creditworthy, and does not believe significant credit risk exists with respect to these securities at the end of 1996.

      Financial Instruments with Off-Balance Sheet Risks

      The Company selectively uses derivative financial instruments to manage its exposure to foreign currency volatility at the transactional level. The Company had outstanding forward exchange contracts at yearend 1996 and 1995 for $440,000 and $483,000, respectively. These contracts relate to major currencies, such as the British pound sterling and German Deutsche mark. The exposure to credit risk is minimal since the counter parties are major financial institutions. The market risk exposure is essentially limited to currency rate movements. The gains or losses arising from these financial instruments are used to offset exchange gains and losses on related hedge exposures. Realized and unrealized gains or losses from derivatives in 1996, 1995 and 1994 were not material to the Company's results of operations.

      Foreign Currency Translation

      The Company has foreign subsidiaries operating primarily in Canada, the United Kingdom and Germany. Assets and liabilities of the foreign subsidiaries are translated into United States dollars at the exchange rate prevailing at the balance sheet date. Revenue and expense accounts for these subsidiaries are translated using the weighted average exchange rate during the period. These translation methods give rise to cumulative foreign currency translation adjustments which are a component of Shareholders' Equity.

      In 1996, 1995 and 1994, the Company also had net foreign currency transaction gains (losses) which approximated $(802,000), $(767,000) and $78,000, respectively, and which are included in Other Expense, net.

      Environmental Matters

      The Company records a liability for environmental matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. With the exception of applicable amounts representing current liabilities, these amounts are included in Other Liabilities. The amounts recorded represent the estimated costs of remediation. The Company does not discount environmental liabilities for a specific clean-up site to reflect the time value of money unless the aggregate amount of the obligation and the amount and timing of the cash payments for that site are fixed or reliably determined. At the time a liability is recorded, amounts recoverable from third parties, if any, would be recorded as an asset. When required, the Company may make capital improvements to establish or maintain compliance with environmental regulations. Such capital expenditures would be subject to the same accounting policies as all other Properties and Equipment. The costs associated with investigation and assessment of environmental compliance are expensed as incurred. See Note 13 for discussion of Environmental Matters.

      Prior Year Reclassifications

      Certain reclassifications to the prior years' financial statements have been made to conform to the 1996 presentation.

(2)   BANKRUPTCY OF UNITED STATES BRASS CORPORATION:

      On May 23, 1994, (the "Petition Date") the Company's indirect, wholly-owned subsidiary, United States Brass Corporation ("U.S. Brass") filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Texas (the "Bankruptcy Court"). The purpose of the filing is to resolve systematically the issues resulting from the Qest polybutylene plumbing systems (the "System" or the "Qest system") and related litigation and to seek confirmation of a plan of reorganization (the "Plan") which, among other things, provides for the payment, satisfaction and discharge of all claims against U.S. Brass involving the Qest system. U.S. Brass is conducting its business and managing its properties as a debtor-in-possession under Section 1108 of the Bankruptcy Code subject to the supervision and orders of the Bankruptcy Court.

      Qest System Litigation

      Since 1975, U.S. Brass or its predecessor Qest Products, Inc. has manufactured and sold Qest systems. U.S. Brass is a defendant (together in some cases with Eljer Industries, Eljer Manufacturing, Inc. ("Eljer Manufacturing"), Qest Products, Inc. and Household International, Inc. ("Household"), the Company's former parent), in a number of lawsuits arising out of the manufacture and sale of the Qest system. Eljer Industries or Eljer Manufacturing has never engaged in the manufacture and sale of the Qest system.

      Other defendants in the Qest system lawsuits are Shell Chemical Company ("Shell Chemical"), a subsidiary of Shell Oil Company, the manufacturer of polybutylene resin from which U.S. Brass extruded the pipe used in the System, Celanese Specialty Resins ("Celanese"), a unit of Hoechst Celanese Corporation ("Hoechst Celanese") and the manufacturer of a resin from which U.S. Brass molded the Celcon acetal fittings formerly used in the System, other pipe and fittings manufacturers, and builders, developers and plumbing contractors. These lawsuits allege that the Qest system leaked and seek recovery based on negligence, breach of warranty, strict tort liability and, in some cases, fraud or misrepresentation.

      U.S. Brass does not know how many Qest systems exist because it sold components of its Qest system to wholesalers and distributors who sold to contractors. The contractors use Qest system components, alone or mixed with components manufactured by others, to construct plumbing systems in homes and other buildings.

      Similarly, data is not currently available to permit U.S. Brass to estimate accurately the number of installations that have failed or the number of claims regarding installations that have been settled to date. Settlements have been entered into by a number of parties, including U.S. Brass. However, U.S. Brass does not have access to all of the settlement data. Through the Petition Date, approximately 109 Qest system lawsuits involving approximately 30,000 residential claims, remained pending, not including purported class members in certain class action lawsuits pending in Arizona, California and Nevada. Through this same period, U.S. Brass had paid approximately $63 million in settlements related to its Qest system of which approximately $50 million has been reimbursed by the Company's primary and excess insurance carriers. Some of the insurance reimbursements made to U.S. Brass have been paid under a reservation of rights (see Insurance Coverage below).

      Between 1988 and July 1991, U.S. Brass, Shell Chemical and Hoechst Celanese participated in a toll-free consumer hotline for homeowners with Qest system claims. U.S. Brass, Shell Chemical and Hoechst Celanese shared the cost of repairs and replacements (the "Sharing Agreement") until July 1991 when U.S. Brass withdrew its participation. Shell Chemical and Hoechst Celanese have settled and continue to settle cases and repair or replace Qest systems for which they contend that U.S. Brass was or is partially responsible under the Sharing Agreement. Shell Chemical and Hoechst Celanese no longer provide U.S. Brass or the Company with information on the amount they claim they have


expended on settlement of claims on behalf of U.S. Brass under the Sharing Agreement. The previously reported litigation filed by Hoechst Celanese and Shell Chemical in New Jersey state court against U.S. Brass, Eljer Manufacturing and Household relating to the Qest system and the Sharing Agreement remains pending in the Bankruptcy Court on a motion for reconsideration filed by Eljer Manufacturing following a decision by the Bankruptcy Court to sever the claims against Eljer Manufacturing and Household and remand those claims back to New Jersey state court. If Eljer Manufacturing's motion for reconsideration is successful, any claims arising out of the Sharing Agreement and claims brought in the New Jersey state court against U.S. Brass and Eljer Manufacturing would be resolved in connection with the proposed settlement discussed below (see Status of U.S. Brass Bankruptcy Proceeding). If the motion for reconsideration is not successful, Eljer Manufacturing expects to appeal the decision of the Bankruptcy Court to U.S. District Court for the Eastern District of Texas.

      Insurance Coverage

      Although insurance carriers have paid a substantial portion of the claims made to date by U.S. Brass, since 1985 the Company has been involved in litigation with its insurance carriers concerning coverage for Qest system litigation. In 1992, the United States Court of Appeals for the Seventh Circuit issued an opinion holding that the policy period of coverage of a Qest system claim is triggered by the date of installation of the System as opposed to the date when the leak occurs. The 1992 favorable decision is significant because most of the Company's insurance policies purchased after 1987 generally exclude coverage for certain Qest system claims. However, significant insurance coverage litigation remains pending and the Seventh Circuit opinion is not necessarily binding on all insurance carriers issuing coverage to the Company. In addition, some reimbursement of insurance payments may be ultimately required for payments made under reservations of rights, retrospective premium adjustments or indemnification agreements. An estimate of this amount cannot be made as it is dependent on the outcome of the litigation described below.

      Various insurance carriers filed state court actions seeking declaratory relief that they are not obligated to provide insurance coverage for Qest system litigation. These actions were removed to the Bankruptcy Court for the
Northern District of Illinois (the "Illinois Bankruptcy Court").    In
November 1994, the Illinois Bankruptcy Court denied U.S. Brass' motion to transfer venue to the U.S. District Court for the Eastern District of Texas and granted the insurer's motion to abstain from hearing the case and to remand to the state courts. The appeal filed by U.S. Brass to the U.S. District Court for the Northern District of Illinois was denied on July 2, 1996, and U.S. Brass has appealed to the United States Court of Appeals for the Seventh Circuit. It is not known when the Seventh Circuit Court of Appeals will rule. In the meantime, the actions have been remanded to the state courts, but remain subject to the automatic stay as a result of the bankruptcy of U.S. Brass. The U.S. District Court for the Eastern District of Texas has not ruled on U.S. Brass' appeal from the dismissal of an adversary action filed by U.S. Brass in the Bankruptcy Court against all insurance


companies involved in the Illinois state court actions as well as one additional carrier. Because this litigation is in the early stages and because it is not possible to predict the outcome of its appeals, it is not possible to estimate the amount of insurance proceeds, if any, that U.S. Brass will ultimately recover for Qest system claims.

      Status of U.S. Brass Bankruptcy Proceeding

      The filing of its voluntary Chapter 11 petition acted as an automatic stay of certain litigation and other actions against U.S. Brass or its property. Among other things, the automatic stay applies to the commencement or continuation of federal, administrative or other actions or proceedings against U.S. Brass that were or could have been commenced before the Chapter 11 case was filed or to recover a claim against U.S. Brass that arose before the case was filed. Consequently, U.S. Brass' creditors are prohibited from attempting to collect prepetition debts without the consent of the Bankruptcy Court. Any creditor may seek relief from the stay by making a motion to the Bankruptcy Court. U.S. Brass believes the automatic stay extends also to claims made in those lawsuits filed against Eljer Industries, Eljer Manufacturing and Household, based upon alter ego and related theories of liability (see "Claims Against the Company" discussion below). U.S. Brass contends that under bankruptcy law, such claims are property of U.S. Brass by reason of its Chapter 11 filing.

      On March 22, 1995, Eljer Industries, Eljer Manufacturing, and U.S. Brass filed with the Bankruptcy Court a proposed Plan for U.S. Brass under Chapter 11 of the Bankruptcy Code. The Bankruptcy Court rejected the March 22 Plan on the basis that it was not confirmable. Eljer Industries, Eljer Manufacturing and U.S. Brass have appealed the ruling and the appeal is pending. Eljer Industries, Eljer Manufacturing and U.S. Brass filed with the Bankruptcy Court an Amended Plan of Reorganization (the "Amended Brass Plan") and an Amended Disclosure Statement (the "Amended Brass Disclosure Statement"). The Amended Brass Plan contained proposed settlements with Eljer Industries, Eljer Manufacturing and Shell Chemical. A hearing was held on objections filed by various parties to the Amended Brass Disclosure Statement on August 22, 1995.

      The Official Polybutylene Claimants Committee (the "PB Committee") in the U.S. Brass Bankruptcy filed a proposed plan of reorganization (the "PB Committee Plan") and proposed disclosure statement (the "PB Committee Disclosure Statement"). A hearing was held on June 20, 1995, by the Bankruptcy Court on objections filed by various parties to the PB Committee Disclosure Statement.

      On April 8, 1996 the Bankruptcy Court approved the Amended Brass Disclosure Statement and the Amended Brass Plan and the PB Committee Plan and the PB Committee Disclosure Statement. However, because significant developments had occurred between the summer of 1995 and April 1996, the Bankruptcy Court established deadlines to permit parties to update disclosure statements and modifying plans. On November 29, 1996, Eljer Industries, Eljer Manufacturing and U.S. Brass filed with the Bankruptcy Court the Third Amended Brass Plan of Reorganization (the "Third Amended Brass Plan") and the Third


Amended Disclosure Statement (the "Third Amended Brass Disclosure Statement") and the PB Committee filed its Second Amended Disclosure Statement (the "Amended PB Committee Disclosure Statement") and its Second Amended Plan of Reorganization (the "Amended PB Committee Plan"). The Third Amended Brass Plan contains proposed settlements with Eljer Industries, Eljer Manufacturing, Shell, Celanese and the class in Tina Cox et al. v. Shell Oil Company et al. ("Cox") which includes class members formerly in Garria Spencer, et al. v. Shell Oil Company et al. ("Spencer") (see discussion below). On January 22, 1997 the Bankruptcy Court held a hearing to consider the Third Amended Brass Disclosure Statement, the Amended PB Disclosure Statement and objections
thereto.   The Bankruptcy Court has given no indication of when it will rule on the objections.

      On October 10, 1996, a motion to lift stay (the "Stay Motion") was filed seeking modification of the automatic stay to permit the filing and prosecution of a national class action in the District Court for the Eastern District of Texas (the "1996 Complaint"). The 1996 Complaint seeks to certify a class of plumbing claims consisting of substantially all plumbing claimants not covered by the settlement in Cox, plus a vaguely defined subset of the class covered by Cox. Eljer Industries, Eljer Manufacturing and U.S. Brass oppose the Stay Motion and it has not been scheduled for a hearing at this time. Because the matter is at an early stage, it is impossible to predict its outcome.

      On October 28, 1996, the PB Committee filed a Motion to Convert the U.S. Brass Chapter 11 bankruptcy to a case under Chapter 7 of the Bankruptcy Code (the "Conversion Motion"). The Conversion Motion appears to be based (and arguably is conditioned) among other things, on the possibility that the Bankruptcy Court could deny confirmation of the PB Committee Plan or the Amended PB Committee Plan. If the Conversion Motion is granted, U.S. Brass would cease to be a subsidiary of Eljer Manufacturing and would be liquidated. Eljer Industries, Eljer Manufacturing and U.S. Brass have opposed the Conversion Motion. It is impossible to predict the outcome of this matter at this time.

      In connection with settlements reached by various parties in two national class actions dealing with polybutylene plumbing systems, Cox and Spencer (the "Cox-Spencer Agreement), Eljer Industries, Eljer Manufacturing and U.S. Brass entered into a tentative settlement contingent upon confirming a plan of reorganization in the U.S. Brass bankruptcy embodying the terms of the tentative settlement and finalization of an agreement with the parties to the Cox-Spencer Agreement. The tentative settlement provides that Eljer Manufacturing and U.S. Brass will contribute an amount equal to any proceeds of their insurance policies; the Company will contribute $14.4 million which is 75 percent of the net proceeds of the Household litigation; $9 million in cash; a non-interest bearing note for $20 million payable over 10 years; and $30.0 million which is the cash value of 17.5 percent of the equity of Eljer Industries based on the Zurn Industries, Inc.'s acquisition price of $24 per share (see Note 17 for a discussion of the acquisition). In exchange for the above-referenced consideration, Eljer Industries, Eljer Manufacturing and U.S. Brass will receive relief satisfactory to them from claims arising from


polybutylene sales to date and U.S. Brass will remain an indirect, wholly-owned subsidiary of Eljer Industries. The terms of the Cox-Spencer Agreement are contained in the Third Amended Brass Plan. The Company believes it has previously made adequate accruals for the terms of this settlement.

      If the tentative settlement reached in connection with the Cox-Spencer Agreement does not result in a confirmed Plan of Reorganization in the U.S. Brass bankruptcy on the terms described above, it is not presently possible to predict the outcome of the U.S. Brass bankruptcy. While under the tentative settlement Eljer Industries, Eljer Manufacturing, and U.S. Brass would contribute various assets with known and unknown value and U.S. Brass would remain a wholly-owned subsidiary of Eljer Manufacturing, if the tentative settlement does not result in a confirmed Plan of Reorganization, it is not presently possible to estimate the ultimate number or dollar value of Qest system claims that may be filed and allowed in the bankruptcy case (see discussion of Claims Filed in the U.S. Brass Bankruptcy Proceeding below). In addition, because of the uncertainties related to the insurance litigation, it is not presently possible to estimate the value of the assets that may be available to satisfy any claims that may be filed and allowed, absent finalization of the tentative settlement. There is a possibility that, if the tentative settlement is not finalized, the Company would lose all or some of its equity interest in U.S. Brass if the Bankruptcy Court does not determine that claimants will receive 100% satisfaction of their allowed claims. In the event the Company loses all or some of its equity interest in U.S. Brass, the Company might be able to repurchase its equity interest in U.S. Brass through the payment of additional consideration, although there can be no assurances that other bidders for U.S. Brass would not emerge or that the Company would have sufficient resources with which to pay for U.S. Brass. Accordingly, the resolution of the U.S. Brass bankruptcy could involve the Company losing its control over U.S. Brass which would result in deconsolidation from the accompanying financial statements. This creates a substantial doubt about the Company's ability to continue as a going concern in its present consolidated form.

      As a result of the uncertainties related to the availability of insurance coverage and the ultimate outcome of the bankruptcy proceeding, U.S. Brass recorded a $21.9 million unusual charge against earnings in 1994 which reduced its net book value to zero. In 1995, U.S. Brass recorded an unusual gain of $676,000 and in 1996, U.S. Brass recorded an unusual loss of $ 4.4 million to maintain its net book value at zero. U.S. Brass incurred a net profit in 1996 due primarily to the success of the QestPEX product line introduced in 1996 in response to the announcement by Shell Chemical that it would no longer sell polybutylene resin for pipe applications in the United States effective April 16, 1996. Additional descriptions of the insurance coverage, the U.S. Brass bankruptcy and its potential impact on the Company are discussed below.

      Claims Filed in the U.S. Brass Bankruptcy Proceeding

      In a bankruptcy proceeding, the Bankruptcy Court establishes a date by which all claims against the debtor must be filed (the "Bar Date"). The Bar


Date for non-Qest system creditors of U.S. Brass was May 15, 1995. U.S. Brass or other parties may seek extensions of this Bar Date. Under the proposed Plan, there is no Bar Date for creditors who hold claims relating to the Qest system.

      As of February 15, 1997, approximately 1,535 claims had been filed with the Bankruptcy Court, asserting the aggregate amount of approximately $2.15 billion, consisting primarily of alleged Qest system related damages. Additional claims may be filed. Many claims are disputed or based on contingencies that have not occurred. Additional claims have been made which do not specify the amount of damages. Any party to the bankruptcy, including U.S. Brass, may object to a filed claim. Following such an objection, the claim will be allowed only in an amount as determined by the Bankruptcy Court. U.S. Brass has not yet reviewed all of the claims filed, but expects that it will file objections to many of the claims. The outcome of such objections cannot be predicted and the number or value of claims that may be allowed by the Bankruptcy Court cannot be estimated at this time. As discussed above, an estimate of additional liability related to Qest system litigation cannot be made.

      Claims Against The Company

      Certain parties have alleged that claims exist against Eljer Manufacturing and Eljer Industries relating to the Qest system. Approximately 59 lawsuits representing approximately 25,000 homes have been filed in state or federal courts in 8 different states that name Eljer Industries and/or Eljer Manufacturing (or its predecessor Household Manufacturing, Inc. ("HMI")), in addition to other parties, as defendants. These claims include allegations of direct and alter ego liability. It is not known what effect the Cox-Spencer Agreement will have on these lawsuits, although it is expected that some of them may be dismissed following finalization of the Cox-Spencer Agreement. The Company does not believe that these claims have merit and will vigorously defend such charges, although no assurances can be given that the Company will prevail if such lawsuits are ultimately tried. As such, the Company cannot estimate the amount, if any, for which it may ultimately be liable. The tentative settlement entered into by the Company described above contemplates the contribution of an amount equal to recoveries under certain insurance policies, approximately $53 million in cash and a note to settle such claims against Eljer Manufacturing and Eljer Industries and to retain
ownership of U.S. Brass.   However, no assurances can be given that the
tentative settlement will become a final agreement nor can estimates be given as to the value of any additional consideration that might ultimately be offered in an attempt to settle those claims. If the Company is not successful in resolving these claims in the U.S. Brass bankruptcy proceeding, it will be required to litigate those claims in the forums in which they may be brought.

      Selected Financial Data

      Under the Bankruptcy Code, claims against U.S. Brass that were or could have been commenced prior to the Petition Date are stayed while U.S. Brass continues business operations as a debtor-in-possession. Certain of these


claims are reflected as Prepetition liabilities subject to compromise on the Consolidated Balance Sheets. Additional claims (liabilities subject to compromise) may arise subsequent to the Petition Date resulting from rejection of executory contracts or unexpired leases, and from the determination by the Bankruptcy Court, or from the agreement of parties in interest, to allow claims for contingencies and other disputed amounts. U.S. Brass will continue to evaluate the claims filed in the bankruptcy proceeding and may make adjustments in Prepetition liabilities subject to compromise. U.S. Brass received approval from the Bankruptcy Court to pay or otherwise honor certain of its prepetition obligations, including its secured working capital facility, employee wages, commissions, sales incentive programs, existing product warranties and outstanding checks. U.S. Brass participates in various intercompany transactions with its parent, Eljer Manufacturing and an affiliated Canadian company and, at the end of 1996, U.S. Brass had a net affiliate receivable of approximately $1.6 million.

      Selected financial data for U.S. Brass are as follows (in thousands):

                                                For the Fiscal Year Ended
                                          December      December      January
                                          29, 1996      31, 1995      1, 1995


Net Sales to Nonaffiliate Customers       $80,343       $78,060       $83,214
Sales to Affiliates                        16,761        18,838        16,740
Reorganization Expenses                       750         2,050         2,776
Litigation Reserve Adjustment               4,428          (676)      (21,857)
Income from Operations Before
  Unusual Items                             5,631           794         1,377
Income (Loss) from Operations               1,203         1,470       (20,480)
Income (Loss) Before Income Taxes              --            --       (21,628)
Net Income (Loss)                              --            --       (21,801)

Cash (Used in) Provided by
  Operating Activities                      4,357           (59)       (2,239)
Cash Used in Investing Activities            (761)       (1,485)       (2,341)
Cash Provided by (Used in)
  Financing Activities                     (3,051)        2,466         3,708
Total Cash Flow                               545           922          (872)

                                                As of              As of
                                          December 29, 1996  December 31, 1995

Total Current Assets                            37,424             36,826
Total Assets                                    52,694             53,210
Total Liabilities                               52,694             53,210
Total Shareholders' Equity                          --                 --

      Cash payments of bankruptcy reorganization items, primarily consisting of legal costs, made since the Petition Date and during 1996 are $4.1 million and $2.1 million, respectively.


(3)   RESTRICTED CASH:

      Restricted cash relates to cash that is legally restricted as to its use. At yearend 1996 and 1995, the Company had several components of restricted cash. At the end of 1996 and 1995, approximately $2.2 million and $6.0 million, respectively, of the current restricted cash balance relates to the reimbursement, from an insurance carrier under a reservation of rights, of certain settlement and litigation payments previously made by or on behalf of U.S. Brass. The cash is restricted as to its use by the U.S. Term Debt and is only to be used for the payment of settlements, judgments, appeal bonds and deposits, attorneys' fees, and related expenses in the Qest system and other litigation. In addition, the Company maintained current restricted cash balances of approximately $12.4 million and $7.8 million at yearend 1996 and 1995, respectively, to secure letters of credit. The Company also has $6.1 million other restricted cash at yearend 1996 related to the Marysville and Salem, Ohio, environmental related liabilities discussed in Note 13.

(4)   INVENTORIES:

      Inventories consisted of the following (in thousands):

                                                     1996         1995

              Finished goods                        $33,175      $32,887
              Work in process                         9,664        9,201
              Raw materials                          21,314       22,477
                Total inventories                   $64,153      $64,565

      Included in finished goods, work in process and raw materials are inventories valued on the LIFO method of $54.1 million and $52.3 million at the end of 1996 and 1995, respectively. If inventories valued on the LIFO method had been valued at their current cost, they would have been $11.3 million and $14.2 million higher at the end of 1996 and 1995, respectively.

      In 1996, costs of goods sold was decreased by $2.9 million as a result of using the LIFO method as compared to using the current cost. In 1995 and 1994, costs of goods sold was increased approximately $4.0 million and $1.8 million, respectively, as a result of using the LIFO method.

      In 1996 and 1995, certain LIFO inventory quantities were reduced, which resulted in a liquidation of LIFO inventory layers carried at lower costs which prevailed in prior years. The effect of the liquidations was to decrease cost of goods sold approximately $108,000 and $393,000 in 1996 and 1995, respectively.

(5)   PROPERTIES AND EQUIPMENT:

      Properties and equipment, net, consisted of (in thousands):





                                                     1996         1995

      Land                                        $   3,425    $   3,417
      Buildings and leasehold improvements           38,188       37,340
      Machinery, fixtures and equipment             136,975      132,303
      Accumulated depreciation and amortization    (117,599)    (108,777)
      Properties and equipment, net               $  60,989    $  64,283

(6)   ACCRUED EXPENSES:

      Accrued expenses consisted of the following (in thousands):

                                                     1996         1995

      Accrued income taxes                        $   5,070    $   6,640
      Accrued payroll and employee benefits          15,512       12,088
      Insurance related accruals                     12,011       13,339
      Litigation and related reserves                21,620        6,701
      Accrued rebates                                 8,074        6,640
      Other current liabilities                       4,545        4,557
        Total accrued expenses                    $  66,832    $  49,965

(7)   DEBT:

      Short-Term Facilities

      Eljer Manufacturing entered into a revolving credit facility (the "Revolver") with Congress Financial Corp. ("Congress") during 1994, for up to $35 million based upon a percentage of accounts receivable, subject to certain criteria. Advances by Congress are secured primarily by the accounts receivable of Eljer Manufacturing. The expiration date of the Revolver is October 17, 1997. The Revolver requires maintenance of various covenants related to information requests, additional indebtedness, and other non-financial requirements. At the end of 1996 and 1995, the outstanding principal amounts of advances were approximately $10.8 million and $15.2 million, respectively, and unused availability at yearend 1996 was approximately $9.3 million. Additional restrictive covenants are placed on the Company if the unused availability amount falls below $3.5 million. Interest is calculated based upon the beginning of the month's prime rate per annum plus an additional 1% unless Eljer Manufacturing elects to convert a portion of the prime rate loans to Eurodollar rate loans, which have an interest rate of LIBOR plus an additional 3%. Yearend 1996 interest rates were approximately 8.67% on approximately $7.0 million of Eurodollar rate based loans, and 9.25% on approximately $3.8 million of prime rate based loans, while yearend 1995 interest rates were approximately 8.94% on approximately $15.0 million of Eurodollar rate based loans, and 9.75% on approximately $200,000 of prime rate based loans.

      As discussed in Note 2, on May 23, 1994, U.S. Brass filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code, and on June 28, 1994, entered into a debtor-in-possession financing agreement ("the


DIP Financing Agreement") with Congress for up to $20 million borrowings based on a percentage of accounts receivable and inventories and subject to certain criteria. As security for the financing under the DIP Financing Agreement, which expires in May 1997, the Bankruptcy Court authorized U.S. Brass to grant first priority liens and security interests to Congress over certain present and future accounts receivable and inventory of U.S. Brass generated on and after the Petition Date and certain other assets. The DIP Financing Agreement requires the maintenance of certain financial covenants, including tangible net worth, working capital and capital expenditure requirements. At the end of 1996, U.S. Brass was in compliance with all covenants under the DIP Financing Agreement. The total principal amounts owed by U.S. Brass related to the DIP Financing Agreement at yearend 1996 and 1995 were approximately $7.3 million and $10.3 million, respectively. Interest is calculated based upon the beginning of the month's prime rate per annum plus an additional 1.75% or 10.00% at yearend 1996, and an additional 2% or 10.75% at yearend 1995, respectively. In addition, $100,000 in facility fees were paid in 1996 and 1995.

      The Company's Selkirk subsidiary in the United Kingdom is party to a credit agreement with a bank which includes a revolving credit facility whereby the subsidiary may borrow the British pound sterling or German deutsche mark equivalent of approximately $3.7 million. The revolver, which expires in September 1997, is secured by substantially all the Selkirk subsidiary's assets as defined in the facility agreement between the subsidiary and the bank. Financial covenants are consistent with the long-term U.K. foreign bank term debt discussed below. At yearend 1996, approximately $1.7 million in principal amounts of advances were outstanding, as compared to no balances outstanding at yearend 1995 under this facility. Commitment fees are calculated at 0.75% per annum payable quarterly and in arrears on any undrawn portion of the revolving credit facility. In addition, the Company's Selkirk subsidiary in Germany had unsecured credit lines with German banks totaling approximately $4.8 million, of which approximately $2.8 million was available at yearend 1996. There are no scheduled expiration dates on these lines; however they are reviewed annually by the banks for renewal. The total amount outstanding related to these credit lines at the end of 1996 and 1995 was approximately $2.0 million and $1.0 million, respectively. Yearend interest rates on debt outstanding ranged from 7.0% to 8.0% in 1996 and 1995.

      At yearend 1996 and 1995, the weighted average interest rates on outstanding short-term borrowings were approximately 9.1% and 9.6%, respectively.

      Long-Term Facilities

      Long-term debt consisted of the following (in thousands):








                                                     1996         1995
      Domestic:
      U.S. Term Debt, secured                       $50,909      $78,841
        Industrial revenue bonds, secured by
          letters of credit and certain fixed
          assets of the Company, bearing interest
          at varying rates between 10.24%
          and 14.00%                                  9,700        9,698
      Foreign:
        Bank Term Debt, secured                       4,335        5,883

      Subtotal                                       64,944       94,422
      Less: Current maturities of long-term debt      4,544        9,398
                                                    $60,400      $85,024

      In October 1996, the Company amended its U.S. term debt agreement (the "U.S. Term Debt") to extend the maturity date to January 31, 1998. Under the terms of the amendment, principal payments of $2.0 million and $3.0 million were scheduled in September 1997 and December 1997, respectively, with the balance due at the maturity date of January 31, 1998. The Company paid a fee of approximately 1% of the outstanding term debt balance to execute the amendment. The U.S. Term Debt balance at the end of 1996 and 1995 was $50.9 million and $78.8 million, respectively. The interest rate under the U.S. Term Debt was the prime rate, plus a margin of 5.0% (or 13.25%) at the end of 1996.

      As more fully discussed in Note 17, "Subsequent Event", in January 1997 the Company was acquired in a cash tender offer by Zurn Industries, Inc. ("Zurn"). In connection with the acquisition, Zurn repaid all amounts outstanding, including principal and accrued interest, under both the Revolver and the U.S. Term Debt subsequent to the merger date of January 27, 1997.

      As discussed above, the Company's Selkirk subsidiary in the United Kingdom is party to financing arrangements with a European bank which includes a revolving credit facility (discussed above) and a term debt portion. The term debt matures on June 30, 1999, and provides for scheduled semiannual principal payments. This facility bears interest at varying rates based upon LIBOR plus an additional margin of between 1.5% to 1.75% based upon the ratio of operating cash flows to debt servicing payments. Borrowings are made in either British pounds sterling or German deutsche marks and are secured by substantially all the assets of the Company's subsidiaries in the United Kingdom as defined in the facility agreement.

      Both the foreign and domestic term debt are subject to certain financial covenants. These covenants include tangible net worth, operating cash flow and various other debt service, fixed charge and current ratio requirements. In addition, the Company is restricted by certain covenants from paying shareholder dividends during the term of its U.S. Term Debt.





      Aggregate maturities of long-term debt for each of the next five years and thereafter are as follows (in thousands):

                          1997 . . . . . .   $ 4,544
                          1998 . . . . . .    50,640
                          1999 . . . . . .     1,060
                          2000 . . . . . .        --
                          2001 . . . . . .        --
                          Thereafter . . .     8,700

                            Total            $64,944

      Cash paid for interest during 1996, 1995 and 1994 was $11.4 million, $15.0 million and $14.2 million, respectively.

(8)   EMPLOYEE BENEFIT PLANS:

      Substantially all of the Company's employees are covered under various defined benefit and defined contribution retirement plans maintained by the Company and by Household. Plan benefits are based primarily on years of service. The Company's funding policy is based on an actuarially determined cost method allowable under Federal tax law.

      The Company's net periodic pension cost includes the following components (in thousands):

                                             1996         1995         1994

Service cost during the period              $ 2,185      $ 3,053      $ 3,273
Interest cost on projected benefit
  obligation                                  1,781        2,076        1,833
Actual return on plan assets                 (2,219)      (2,661)         611
Net amortization and deferral                   432        1,568       (1,563)

  Net periodic pension cost                 $ 2,179      $ 4,036      $ 4,154


      The projected benefit obligations assumed an annual discount rate of 7.5% in 1996, 7.25% (U.S. plans) to 8.5% in 1995 and 8.0% (U.S. plans) to 8.5%
in 1994. The annual rate of compensation increase ranged from 3.0% (U.S. plans) to 5.5% in 1996 and 4.0% (U.S. plans) to 7.0% in 1995 and 1994. The expected long-term annual rate of return on plan assets, which consists primarily of mutual funds, was 9.0% to 9.5% in 1996, 9.0% to 10.0% in 1995 and 8.5% to 9.5% in 1994. The amortization period for prior service cost is 14 to 18 years, depending on the plan, which approximates the average remaining service period of the employee work force. The funded status of the plans is as follows (in thousands):






                                                          1996         1995

  Actuarial present value of benefit obligations:
      Vested benefit obligations                         $21,231      $19,480

      Accumulated benefit obligations                    $24,493      $22,263

      Projected benefit obligations                      $27,623      $25,420

  Plan assets at fair value                               27,415       21,618

  Projected benefit obligations in excess of
    plan assets                                              208        3,802
  Unrecognized net loss                                     (404)      (2,442)
  Unrecognized prior service cost                           (617)        (630)

  Accrued (prepaid) pension cost                        $   (813)     $   730

      During 1995, the Company recognized curtailment gains of $3.3 million resulting from the redesign and amendment of certain domestic retirement plans. The plans were amended effective December 31, 1995, to freeze compensation for benefit purposes at 1995 levels. In addition, benefit service for participants under age 50 as of December 31, 1995, has been frozen; participants age 50 or over continue to accrue service for benefits purposes. All employees affected by the curtailment, including those over 50, are eligible to receive expanded benefits in the Company's defined contribution plan as of January 1, 1996.

      The Company's defined contribution plan is available to certain domestic employees in which each participant's contribution is matched in part by the Company up to a maximum of 3% of the participant's compensation. The expense for the Company's matching contributions was approximately $823,000 in 1996, $784,000 in 1995 and $742,000 in 1994. In lieu of benefits under defined benefit retirement programs, beginning in 1996 the Company also made contributions on behalf of eligible domestic employees ranging from 2% to 9% of compensation, based on years of service to a defined contribution plan. In 1996, the expense related to these contributions was approximately $2.0 million. It is the Company's policy to fund the employer contributions to the defined contribution plan quarterly.

(9)   OTHER POSTRETIREMENT BENEFITS:

      The Company sponsors a welfare benefit plan which provides for certain health care and life insurance postretirement benefits to certain retired employees in the United States. Life insurance and comprehensive medical benefits are available to certain active employees who, immediately upon retirement, receive a pension under the Company's retirement plan. Postretirement benefits are also continued for certain former employees who are currently receiving Company pension benefits. Generally, the medical program covers dependents of retirees in addition to former employees. Retiree contributions are required in the case of medical benefits for most retirees


and their eligible surviving spouses.

      The following table sets forth the plan's combined funded status reconciled with the amount shown in the Company's financial statements at the end of 1996 and 1995 (in thousands). Since the Company funds the plan on a "pay-as-you-go" basis, the Company's postretirement health care plan is underfunded.

                                                          1996         1995
  Accumulated postretirement benefit obligation:
    Retirees                                             $20,339      $24,429
    Fully eligible active plan participants                1,330        3,555
    Other active plan participants                         1,740        4,192
                                                          23,409       32,176
  Plan assets at fair value                                    -            -
  Accumulated postretirement benefit obligation in
    excess of plan assets                                 23,409       32,176
  Unrecognized actuarial gain                              2,437        1,167
  Unrecognized prior service cost                          9,077        6,066

  Accrued postretirement benefit cost                    $34,923      $39,409

      Net periodic postretirement benefit cost for 1996, 1995 and 1994 included the following components (in thousands):

                                             1996         1995         1994

  Service cost during the period            $   238      $   470      $   626
  Interest cost on accumulated
    postretirement benefit obligation         1,766        2,510        2,715
  Amortization of (gains) losses                (46)         (63)          40
  Amortization of prior service
    cost (benefit)                           (4,530)      (2,170)        (964)

  Net periodic postretirement benefit
    cost (benefit)                          $(2,572)     $   747      $ 2,417

      For measurement purposes, health care cost trend rates for various services varied from 8.0% in 1996, decreasing gradually to 4.5% by 2007, and remain at that level thereafter. Increasing the health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at the end of 1996 by $1.1 million, and the aggregate of the service and interest cost components of net postretirement health care cost for 1996 by $86,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation at the end of 1996 and 1995 was 7.5% and 7.25%, respectively. There were no plan assets at yearend.

      During 1996 and 1995, the Company amended certain of its postretirement health care programs, principally to adjust the cost-sharing provisions. The amendments resulted in a reduction of the Company's accumulated postretirement


benefit obligation of $7.5 million and $6.3 million in 1996 and 1995, respectively, which impacted the unrecognized prior service benefit. The unrecognized prior service benefits are being amortized over three to six years, based on the term of the underlying programs.

(10)  SHAREHOLDERS' EQUITY:

      Common Stock

      The Company has 50,000,000 shares of $1 par value common stock authorized with 7,187,250 shares issued and 7,153,657 shares outstanding at yearend 1996. Treasury stock totaled 33,593 and 50,223 shares at the end of 1996 and 1995, respectively, and is accounted for under the par value method.

      Preferred Stock

      The Company has 10,000,000 shares of $1 par value preferred stock authorized, of which none are issued or outstanding.

      Stock Rights

      Pursuant to a Stockholder Rights Plan adopted by the Company on April 14, 1989 and amended on July 31, 1989, January 4, 1990 and November 5, 1991, each outstanding share of the Company's common stock carries with it a common stock purchase right (the "Right"). In the event of an acquisition by a person or group of 15% or more of the Company's common stock, each Right (other than Rights owned by the person or group triggering the event, which will become void) will become exercisable to purchase one share of the Company's common stock at 50% of its then market value. The Rights will not become exercisable, however, if the person or group meeting the 15% threshold does so through an all-cash tender offer in which it becomes the owner of at least 80% of the Company's stock. The Rights are subject to adjustment in the event of certain changes in the Company or its common stock, including the merger of the Company with another entity. The Rights will expire on May 1, 1999, unless previously exercised or redeemed, or unless the Company extends the expiration date.

      Stock Options

      The Company has a Long-Term Executive Incentive Compensation Plan (the "Incentive Plan") whereby awards, including stock options (the "Options"), can be granted to key employees. The Options are exercisable in 25% increments over a four-year period beginning one year after the date of grant and are generally granted for a term of not more than ten years and one day from the date of grant. The Options exercise price per share is not less than the fair market value of the Company's common stock at the date of grant. However, certain Options were granted in 1989 to employees in exchange for options for Household common stock which they forfeited as a result of the distribution of the Company's stock to holders of Household's stock in April 1989 (the "spin-off"). The Options have special terms as to exercisability and purchase prices based on the value of the Options forfeited. The Company may grant


options for up to 850,000 shares under the Incentive Plan. As of the end of 1996, there were 41,316 shares available for grant under the Incentive Plan. The Company accounts for this plan under Accounting Principles Board Opinion No. 25 ("APB No. 25"), under which compensation cost has been recognized.

      Had compensation cost for these Options been determined consistent with Financial Accounting Standards Board Statement No. 123 ("FAS 123"), the Company's net income and earnings per share would have been reduced to the following pro forma amounts (in thousands, except per share amounts):

                                               1996           1995

      Net income as reported                  $11,919        $4,889
      EPS as reported                            1.65           .69
      Pro forma net income                     11,460         4,784
      Pro forma primary EPS                      1.59           .67

      Because FAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

      A summary of the Company's stock option activity and related information is as follows:































                                               1994                       1995                      1996
                                                                              Weighted                 Weighted
                                                     Range                    Average                  Average
                                                  of Option                   Exercise                 Exercise
                                     Shares         Prices        Shares       Price       Shares       Price
Outstanding at beginning of year     488,832     $8.13-$28.63     559,907     $11.49       585,907     $10.86
Granted                              140,000      7.13-  7.69     112,000       5.88       200,550       9.44
Exercised                                 --               --          --         --          (375)      5.88
Forfeited                            (68,925)     7.69- 28.63     (86,000)      8.46       (27,178)     13.15
Outstanding at end of year           559,907     $7.13-$28.63     585,907      10.86       758,904      10.41
Exercisable at end of year           278,657                      363,407      12.92       431,704      11.90
Weighted average fair
  value of options granted                                                    $ 4.16                   $ 6.63

Options outstanding at the end of 1996 consist of the following:
                                                                                                   Weighted
                                        Weighted             Weighted                              Average
                    Range of            Average              Average                            Exercise Price
                 Exercise Prices     Exercise Price      Contractual Life       Currently       on Currently
Outstanding      on Outstanding      on Outstanding         of Options         Exercisable       Exercisable
  Options            Options             Options            Outstanding          Options            Options
  26,950                $28.63           $28.63              7.7 years            26,950            $28.63
  72,429         $14.69-$22.35           $15.92              7.0 years            72,429            $15.92
 398,900          $9.44-$11.25           $10.13              3.1 years           201,450            $10.80
 260,625          $5.88- $8.94           $ 7.42              2.8 years           130,875            $ 7.92
 758,904                                                                         431,704













                                                     -30-
/TABLE

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1995, respectively: risk-free interest rates of 5.9% and 7.3%; expected lives of 7 years; expected volatility of 68 and 66 percent. The dividend is zero.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including stock price volatility.
Since the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      Phantom Stock

      Under a three-year incentive program beginning in 1995, certain key employees of the Company are granted phantom shares of the Company's Common Stock. The value of the phantom shares is a function of the amount, if any, by which the market value of the Company's Common Stock increases during the performance period of approximately three years. The increase in the value of these phantom shares is accrued and expensed over the performance period. During 1996 and 1995, $3.8 million and $435,000, respectively, was expensed related to these phantom shares and the related liability was $4.2 million at December 29, 1996.

      Subsequent to yearend, the Company was acquired by Zurn (See Note 17) and under the terms of the 1995 Long-Term Incentive Plan and the Merger Agreement between the Company and Zurn, all shares under the phantom stock plan and stock option plan automatically vested resulting in a total payment of approximately $18.0 million in January 1997. No additional expense has been recorded in connection with the accelerated vesting related to the sale of the Company in the accompanying financial statements as these costs will be recorded in 1997.

(11)  INCOME TAXES:

      Income (Loss) Before Income Taxes and Income Tax (Benefit) Expense in 1996, 1995 and 1994 are shown below (in thousands):

                                        1996           1995           1994
Income (loss) before income taxes:
  Domestic operations                   $12,339        $ 3,212       $(11,286)
  Foreign operations                      2,122          3,543         (1,111)
        Total consolidated              $14,461        $ 6,755       $(12,397)






                                        1996           1995           1994

  Income tax (benefit) expense:
    Domestic operations
      Current                           $ 2,079        $   471       $    750
      Deferred                                -              -              -
        Total domestic                  $ 2,079        $   471       $    750

    Foreign operations
      Current                           $ 1,128        $  (485)      $   (923)
      Deferred                             (665)           738              -
        Total foreign                   $   463        $   253       $   (923)
           Total consolidated           $ 2,542        $   724       $   (173)

      Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting and tax purposes as measured using enacted tax rates. Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for 1996 and 1995 are as follows:

                                                           Tax Effect
                                                         (In thousands)
                                                      1996           1995
Deferred tax liabilities:
  Depreciation and amortization                     $  6,251       $  6,095
  Inventory                                            4,475          4,040

  Total deferred tax liabilities                      10,726         10,135

Deferred tax assets:
  Sales and product allowances                         1,958          2,040
  Self insurance                                       6,160          8,664
  Litigation and legal                                17,789          9,214
  Postretirement and pension benefits                 11,873         13,336
  EPA                                                  4,817          4,922
  Net operating loss carryforwards                     1,295          2,576
  Other                                                3,443          2,722
  Total deferred tax assets                           47,335         43,474
  Valuation allowance                                (37,564)       (34,959)
  Deferred tax assets after valuation allowance        9,771          8,515
Net deferred tax liabilities                        $    955       $  1,620

      At the end of 1996 and 1995, valuation allowances were provided for the net deferred tax assets as required under SFAS No. 109. The valuation allowance increased approximately $2.6 million in 1996 and decreased approximately $83,000 during 1995. In the U.S., the Company has established a full valuation allowance for net deferred tax assets due to the uncertainty of ultimate realization.

      The Company had a tax basis alternative minimum tax credit carryforward of approximately $1.1 million at yearend 1996, which is available to reduce


future federal income taxes and has no expiration. The Company had a net operating loss carryforward of $3.8 million at yearend 1996 for federal income tax purposes which will expire in year 2010.

      The difference between the provisions for income taxes and income taxes computed using the statutory federal income tax rate at yearend were as follows (in thousands):

                                            1996         1995        1994

Federal Income Tax Expense
  (Benefit) at Statutory Rate               $4,917       $2,297     $(4,215)
Increase (decrease) resulting from:
    Effects of valuation allowances
      on deferred tax assets                 2,605       (1,115)      4,055
    Excess of (income) expenses for
      financial reporting purposes
      over tax basis caused by
      permanent differences                 (6,195)         524         515
    Effects of alternative minimum
      tax                                        -            -        (202)
    Foreign tax effects                       (258)        (951)       (545)
    Tax effects of distributable
      earnings in foreign
      subsidiaries                           1,759            -           -
    Other                                     (286)         (31)        219
         Total Income Tax
           Expense (Benefit)               $ 2,542      $   724     $  (173)

      In accordance with the Company's accounting policy, U.S. deferred taxes have not been provided on approximately $9.4 million of undistributed earnings of foreign subsidiaries at the end of 1996, as the Company intends to reinvest these earnings permanently in the foreign operations or to repatriate such earnings only when to do so would be tax effective. The amount of the unrecognized tax liability for these undistributed earnings is not material at the end of 1996 due to the availability of foreign tax credits.

      Under an agreement with Household, the Company is entitled to the tax deduction, if it can be utilized, associated with certain liabilities which are indemnified by Household. The Company, in turn, contributes an amount equivalent to the tax benefit of such items when paid, regardless of whether the Company is in a tax paying position. An estimate of approximately $14.0 million of the liabilities for which the Company may receive a benefit remain at yearend 1996. The Company's portion of these liabilities at the end of 1996 approximates $5.4 million. These payments would have no impact on the financial results of the Company if it were subject to statutory tax rates; however, an impact did occur due to the Company's alternative minimum tax or taxable loss position in the years presented. A total of $1.1 million, $1.7 million and $1.2 million of such payments were made in 1996, 1995 and 1994, respectively. The impact of future payments will be dependent on the tax paying position of the Company. The Company recorded expense of $1.1 million


in 1995 which included an estimate of future payments for which the Company will not receive tax benefit.

      Cash paid for income taxes in 1996 was $2.6 million. Net cash refunds related to income taxes in 1995 and 1994 were $517,000 and $4.0 million, respectively.

(12)  LEASES:

      Rental expense under operating leases was $5.6 million in 1996, 1995 and 1994.

      Future minimum lease commitments under noncancelable operating leases at the end of 1996 were as follows (in thousands):

                 1997                               $  3,978
                 1998                                  2,973
                 1999                                    930
                 2000                                    392
                 2001                                    332
                 Thereafter                            4,568
                   Total minimum lease commitments  $ 13,173

(13)  CONTINGENCIES:

      Qest System Litigation

      The Company is involved in certain litigation related to Qest polybutylene plumbing systems. See Note 2 for discussion.

      Environmental Matters

      The Company operates plants that may generate hazardous and non-hazardous waste, disposal of which is subject to federal and state regulation. The past disposal of hazardous and non-hazardous waste generated at the Company's plants may now be subject to the requirements of the federal Resource Conservation and Recovery Act and comparable state statutes. Several Company facilities have been required to implement programs to remedy the effects of past waste disposal. Not all plants have been the focus of comprehensive environmental studies. Except as described below, the Company is not aware of any instances of noncompliance with currently applicable safety, health and environmental laws and regulations which might have a significant adverse effect on the Company's financial condition or results of operations. With respect to current operating procedures, the Company believes that it is in material compliance with such applicable laws and regulations. The Company has established accruals of approximately $14.8 million at the end of 1996 (see discussion of individual sites provided below) pertaining to environmental, health and safety matters which the Company believes are adequate. Although the timing of the related payments is uncertain, the Company believes that a substantial portion of the payments will be made over the next three years.


      Marysville, Ohio, Facility.

      (a)   Closure Plan.

      The Marysville, Ohio, facility operated as a brass foundry and was closed in 1987. The Company has submitted a closure plan for the facility to the Ohio Environmental Protection Agency ("Ohio EPA"). The Company's environmental consultants are working with the Ohio EPA to revise, and obtain final approval of the closure plan. The Company anticipates approval of the revised closure plan in 1997.

      The Company's environmental consultants estimate that the cost of implementing the revised closure plan will be approximately $7.0 million (reduced from $9.4 million). However, there is no assurance that the revised plan will be approved without making additional revisions or modifications. The ultimate cost to complete closure and post-closure activities at the facility will depend to a large extent on the remediation technology ultimately agreed upon by the Ohio EPA. The Company has previously established accruals of $9.2 million at yearend 1996 which it believes will be adequate to provide for the cost to implement its closure plan.

      (b)   Financial Assurance.

      In March 1995, the Company was successful in its efforts to obtain third party liability insurance for the Marysville site. Despite meeting this aspect of financial assurance requirements, the Company received correspondence from the Ohio Attorney General threatening commencement of a lawsuit for failure of the Company to meet the remainder of its financial assurance obligations for the Marysville site as required by Ohio law. On July 7, 1995, the Attorney General informed the Company that it intended to assess a $2.5 million civil penalty for financial assurance violations regarding this site. Although the Company believes it had legitimate defenses to the Attorney General's claims and to the threat of imposition of any fines or penalties, it entered into negotiations with the Attorney General in an effort to avoid the expense and uncertainty of protracted litigation.

      On December 11, 1995, a Consent Order was entered by the Court of Common Pleas for Union County, Ohio wherein the Company agreed to pay a reduced cash penalty of $750,000, with an additional fine of $500,000 to be suspended pending completion of closure activities at the Marysville site in accordance with a closure plan approved by the Ohio EPA. To meet the Company's remaining financial assurance obligations, the Consent Order also required the Company to fund an $8.5 million trust account during 1996 to be used to pay for implementation of the Marysville closure plan.

      The Company has since paid the $750,000 cash penalty and has funded $5.5 million into the Marysville trust account. On September 17, 1996, the Company notified the Ohio EPA that it was unable to fund the final installment payment of $3.0 million. As a result of this failure to timely fund the final payment, the Ohio EPA assessed, and the Company paid, the maximum stipulated penalty of $100,000 as provided in the Consent Order. The Company has since


notified the Ohio EPA of its intent to fund the final $3.0 million trust account payment in July 1997. The Company believes it has sufficient cash flow and borrowing availability to fund this final installment.

      Salem, Ohio, Facility.

      (a)    Closure Plan.

      The Company submitted a plan for closure of the hazardous waste management unit at its Salem, Ohio, facility to the Ohio EPA on April 30, 1993. Comments received from the Ohio EPA indicate that the closure plan will require modifications. The Company's environmental consultants are working on revisions to the closure plan and currently estimate that the cost of implementing the closure plan, excluding post-closure care, will be approximately $3.2 million. In connection with the anticipated closure plan revisions, a proposal submitted by the Company for the reduction of post-closure care costs from $1.9 million to $1.0 million (undiscounted) was accepted by the Ohio EPA in September 1996. The ultimate cost to complete closure and post-closure activities at the facility will depend to a large extent on the remediation strategy ultimately agreed upon by the Ohio EPA.

      At yearend 1996, the Company has accrued $3.2 million to implement a closure plan. The Company's environmental consultants best estimate of post-closure costs is approximately $1.0 million over 30 years, with the annual payments associated with these costs ranging from $25,000 to $36,000. Accordingly, the Company has accrued $450,000 for discounted post-closure costs (using a discount rate of 5%).

      (b)   Financial Assurance.

      After March 1992 the Company was unable to meet its financial assurance obligations with respect to the Salem site. The U.S. Department of Justice (the "DOJ") sought payment by the Company of a cash penalty of $175,000, with an additional fine of $912,000 to be held in abeyance pending completion of the site closure activities without any further violations of the Company's financial assurance obligations under Ohio law. The Company accepted the DOJ's offer and amendments to the 1990 consent decree were approved and entered by the U.S. District Court for the Northern District of Ohio on June 20, 1996. The Company has paid the $175,000 cash penalty and believes that it currently meets its financial assurance requirements regarding the Salem site.

      On March 20, 1995, the Ohio EPA notified the Company that the Salem facility was in violation of Ohio's financial assurance laws as a result of the Company calculating its post-closure care estimate based on present value. Although it disputed Ohio EPA's contention and believed it was in compliance with Ohio law, the Company agreed to a settlement which required payment into a trust account in order to satisfy its revised financial assurance obligations for post-closure care. Pursuant to Director's Final Findings & Orders dated September 11, 1996, the Company purchased an annuity policy in October 1996 which will be used to fund the post-closure care trust account.



      (c)   Clean Water Act.

      The Company negotiated a settlement with the DOJ and the U.S. Environmental Protection Agency (the "U.S. EPA") for alleged past violations of the Clean Water Act for unpermitted discharge of wastewater streams at the Salem, Ohio, facility. The settlement called for the payment of a $300,000 cash penalty and performance of certain remedial work at the facility estimated to cost approximately $690,000. On December 8, 1995, a Consent Decree was entered by the U.S. District Court for the Northern District of Ohio, approving the previously negotiated settlement. On January 8, 1996, the Company paid the $300,000 civil penalty. On November 26,1996, the Company's environmental consulting engineers completed implementation of the remedial work at the Salem facility in accordance with the terms of the Consent Decree. A final report submitted to U.S. EPA on January 24, 1997, is currently awaiting final approval and certification.

      In November 1996, the Company became aware that two individuals working for environmental engineering consultants retained by the Company had been served with subpoenas to testify before a grand jury on November 25, 1996, apparently in connection with remedial work performed under the December 8, 1995 Consent Decree discussed above. Subsequently, the government also served the environmental engineering consultants with a subpoena requesting the production of all documents relating to the remedial work performed at the Salem facility, and postponed the individual's grand jury appearance pending its review of the subpoenaed documents. It is the Company's understanding that those documents were due to be produced to the government prior to the end of February 1997. The Company also understands that the government's investigation is part of a joint environmental enforcement task force consisting of government representatives in Ohio from state and federal agencies. It is unknown at this time whether the Company or any of its subsidiaries, divisions or employees are, or will be, the subject or target of the ongoing investigation. It is also unknown what, if any, enforcement action may result from this investigation. However, the Company believes that none of the aspects of the foregoing matters will subject the Company to criminal liability or have a material adverse effect on the Company's business or financial statements.

      Superfund Sites.

      The federal Comprehensive Environmental Response, Compensation and Liability Act (commonly referred to as "Superfund" or the "Superfund Act") and similar state laws subject certain parties to liability for the clean-up of contaminated waste treatment or disposal sites. Liability under the Superfund Act is considered "joint and several", meaning that any one responsible party theoretically could be liable for all clean-up costs, which are often substantial. However, the Superfund Act provides for the allocation of liability in an equitable manner among responsible parties and for contribution among them.

      Certain of the Company's plants may have disposed of waste at sites which have or may become a part of federal Superfund clean-up efforts. Through


notifications from the U.S. EPA, the Company believes its total liabilities related to Superfund sites are immaterial (approximately $40,000 at yearend 1996 ) if liability and contributions are assessed in an equitable manner among all responsible parties. The Company has established accruals which it believes are adequate to provide for any liabilities it may have with respect to these sites.

      Wilson, North Carolina, Site.

      In anticipation of the 1994 sale of the Company's Wilson, North Carolina, manufacturing plant, an environmental investigation was performed of that plant. One monitoring well on the property showed the presence of benzene and methylene chloride. This finding was reported to the North Carolina Department of Environment, Health and Natural Resources ("DEHNR") and a follow-up investigation was performed. Another well on the property was found to contain trichloroethene, another hazardous substance. Based on the location of the well, the direction of groundwater flow and the Company's understanding that trichloroethene has never been used at the plant, it is presently the Company's belief that any trichloroethene on the property originated from off-site sources. The Company does not believe it is responsible for remediation of any trichloroethene which may be present at the site. However, the Company retains responsibility under the indemnification provisions included in the Purchase and Sale Agreement to remediate benzene and methylene chloride that exceed maximum levels allowed by North Carolina law. A comprehensive site assessment was submitted to DEHNR in March 1994. In August 1996, DEHNR notified the Company that the property had been assessed the lowest priority ranking among all underground storage tank related sites in North Carolina. As a result of this ranking, any related requirements to pursue remediation were suspended until further notification. While the cost to comply with the Company's indemnity obligations is estimated at $509,000 based on the use of traditional remediation methods, the Company hopes to receive approval from the DEHNR to pursue alternative passive remediation methods which would substantially reduce these costs. The Company has established accruals which it believes are adequate to provide for the costs of investigation and remediation, if any.

      Insurance.

      The Company has made claims to its applicable insurance carriers under certain insurance policies for any amounts paid in the past or for which it may become obligated to pay in the future in connection with various environmental matters. The Company cannot predict the amount, if any, of insurance proceeds that may be received as a result of these environmental claims. No receivable from insurance carriers has been recorded related to environmental matters.









      Following is a summary of environmental contingencies (in thousands):
                                                                 Accrual         Charge Against          Cash
                                             Estimated           Balance              1996               Paid
Contingency                                  Liability          @ 12/31/96          Earnings           In 1996
Marysville closure & post-closure           $7,000-$9,233        $ 9,233             $    0             $  116


Marysville financial assurance                          0              0                  0                750

Salem closure, post-closure and
  financial assurance                               3,648          3,648              1,131                175

Salem Clean Water Act settlement                      547            547                  0                443


All other (individually less
  than $1 million)                             70 - 1,500          1,404                244                169

TOTAL                                     $11,265-$14,928        $14,832             $1,375             $1,653






















                                                     -39-
/TABLE

      Kowin and Related Litigation

      On June 10, 1994, the United States Supreme Court denied the petition for certiorari filed by Eljer Manufacturing in the previously disclosed Kowin Development Company ("Kowin") litigation. The litigation resulted from a failed manufacturing joint venture in the People's Republic of China (the "PRC Joint Venture") in which Kowin held a 25% interest. On June 30, 1994, a final judgment was entered and Kowin was paid approximately $11.6 million of the $13.2 million cash bond previously posted by Eljer Manufacturing for this litigation. Approximately $1.6 million of related amounts previously paid, plus interest thereon, was returned to the Company. The amount of the judgment and related costs were included in an extraordinary charge against earnings in 1992.

      The approximately $1.2 million judgment against Eljer Manufacturing entered in the People's Republic of China and previously disclosed, remains subject to an appeal, but is outstanding and unpaid. Based upon advice of counsel, Eljer Manufacturing continues to believe it has substantial procedural defenses against any effort to enforce this judgment in the United States. Eljer Manufacturing believes its accrual is adequate to provide for any liability ultimately incurred in this matter. Additionally, in 1988, Simonds Industries, Inc. purchased HMI's interest in the PRC Joint Venture and may have liability for a portion of the amount awarded; however, no estimate can be made of the amount, if any, that Eljer Manufacturing may receive from Simonds Industries, Inc.

      On October 24, 1994, Winston and Dorothy Ko, the owners of Kowin and Croft Investments, Ltd., an affiliate of Kowin in the PRC Joint Venture, filed a complaint in the Circuit Court of Cook County, Illinois, seeking individual damages in an action entitled Winston Ko and Dorothy Ko v. Eljer Industries, Inc., et al. Plaintiffs have claimed approximately $24 million in damages for alleged losses on their real estate investments, and also seek unspecified exemplary and punitive damages, and unspecified damages for alleged injury to their reputations, for emotional distress and for lost profits on their real estate investments. Eljer Industries, Eljer Manufacturing and related individual defendants filed a motion to dismiss the complaint which was granted by order on August 1, 1995. The Circuit Court concluded that the action brought by the Kos was time barred and dismissed the action. The Kos appealed the ruling. By opinion dated March 4, 1997, the Appellate Court of Illinois, First Judicial District, affirmed the lower court ruling. It is not
known if the Plaintiffs will appeal the Appellate Court's ruling.   If the
case is ultimately litigated, the Company believes that it has adequate defenses and should prevail. Accordingly, no additional accrual has been established for this contingency.

      Other Matters

      High Temperature Plastic Vent ("HTPV") Pipe

      The Consumer Product Safety Commission ("CPSC") has initiated an investigation under Section 15 of the Consumer Product Safety Act (the "Act")


as to whether a HTPV product ("Plexvent") manufactured using Ultem resin from Chevron Chemical Company's Plexco Performance Pipe Division poses a substantial product hazard under the Act. The HTPV pipe is used to exhaust combustion gases from mid to high-efficiency small water boilers and central heating furnaces. Eljer Manufacturing's Selkirk Metalbestos division ("Selkirk") distributed the Plexco HTPV pipe from mid-1990 until the end of 1993. Selkirk began manufacturing and selling its own Ultem resin HTPV product ("Sel-Vent I") in January 1994 but discontinued the manufacture of Sel-Vent I in June 1994. Beginning in September 1994, Selkirk began manufacturing and selling a vent pipe manufactured from Radel resin ("Sel-Vent II"). Sel-Vent II is not the subject of the CPSC investigation.

      In the U.S., Selkirk has responded to informal requests for information from the CPSC and has also sent samples, as requested, of Sel-Vent I. By law, the CPSC may direct repair, replacement or refund of any product that it believes poses a substantial product hazard. Selkirk has received no reports of product defects or failures for Sel-Vent I and believes that Sel-Vent I does not exhibit the same characteristics as the Plexco product because of different manufacturing process control and joint design. Nonetheless, the Company reached an agreement with the CPSC to replace voluntarily Sel-Vent I installations with Sel-Vent II. To date, response to the Company's retrofit program has been minimal. The Company estimates that it may ultimately replace between 1,000 and 1,700 installations in the U.S., at a cost ranging from $200 to $250 per installation, depending upon the size of the installation.

      In Engel et al. v. Chevron Corporation, Inc., Civil Action No. L-1989, filed February 16, 1996, Circuit Court for Blount County, Tennessee at Maryville, plaintiffs purportedly on behalf of a national class, seek damages and injunctive relief against Chevron Corporation, Inc. allegedly arising out of Chevron's manufacture of Plexvent. Eljer Industries is listed as an "unnamed party", but not as a defendant. This matter is in very early stages substantively and the Company is not currently a party to this litigation.

      In Chandler v. Chevron Chemical Co., Inc., et al., CV-96-N-0453-W filed February 22, 1996 in the U.S. District Court, Northern District of Alabama, plaintiffs seek relief as in the Engle matter, also purportedly on behalf of a national class. Selkirk is identified in the complaint as a manufacturer or distributor of HTPV, but is not a named defendant. The Company has no further information concerning Chandler.

       In Canada, use of Plexvent and similar vent pipe has been prohibited by
provincial authorities pending further investigation.   However, the Company
recently received approval of Sel-Vent II for use in both new and existing installations in Canada. In the Canadian province of Ontario, homeowners have been ordered to remove HTPV pipe from their homes. The Ontario Home Warranty Program is expected to reimburse covered home owners for the replacement cost, although not all affected homeowners are covered by the Ontario Home Warranty Program. In 1996, the Company was named in a purported class action suit in Canada filed on behalf of the Ontario Home Warranty Program and affected homeowners not covered by the Ontario Home Warranty Program to recover


replacement costs. There has been little activity in this suit involving the Company. The Company believes that Sel-Vent I was used in approximately 700 to 1,000 Canadian installations, and that replacement cost ranges from $200 to $1,000 per installation, depending on the replacement material ultimately used.

      Based on the estimates described above, the amount to voluntarily replace the Sel-Vent I in North America could range from $340,000 to $1,425,000. The Company has established an accrual of $500,000 for this contingency.

      Nampa Employment Litigation

      In Ybarra, et al. v. Eljer Manufacturing, Inc., filed July 11, 1995, in the United States District Court for the District of Idaho, approximately 20 current or former employees at Eljer Manufacturing's Nampa, Idaho plant alleged that they were the subject of sexual and racial discrimination. The lawsuit sought damages against Eljer Manufacturing, and, in some cases, reinstatement or promotions. In the third quarter of 1996, Eljer Manufacturing finalized a settlement pursuant to which each defendant received an average of less than $40,000. Additionally, the United States Equal Employment Opportunity Commission (the "EEOC") was allowed to intervene in the case and Eljer Manufacturing agreed to the entry of a Consent Decree that, among other things, enjoins any employment practice that unlawfully discriminates against applicants or employees on the basis of national origin. The Consent Decree will be in effect until approximately January 2000 during which time Eljer Manufacturing will be required to provide semiannual reports to the EEOC concerning its compliance with the Consent Decree.

(14)  SETTLEMENT WITH HOUSEHOLD:

      On May 31, 1996, Eljer Industries and Eljer Manufacturing settled their previously reported litigation with Household relating to the 1989 spin-off. Under the terms of the settlement, Household paid approximately $27.2 million. From the settlement proceeds, the Company paid additional legal fees of $2.7 million and received $24.5 million. As disclosed in Note 2, the Company has entered into a tentative settlement with Qest system claimants whereby $14.4 million will be used to fund the settlement. The net favorable impact of $10.1 million on income from operations includes a $5.3 million recoupment of past legal fees and expenses, and is reflected in litigation costs (settlements), net on the consolidated statements of income.

(15)  GEOGRAPHIC SEGMENTS:

      Data on the Company's geographic segments, based on the locations of the Company's operations, are as follows (in thousands):







                                      1996          1995          1994

Sales to unaffiliated customers-
  North America                     $328,258      $327,637      $340,628
  Europe                              66,052        69,749        65,435
    Total                           $394,310      $397,386      $406,063

Income (loss) from operations-
  North America                     $ 24,965 (1)  $ 16,482 (2)  $    334 (3)
  Europe                               1,381         4,780           (65)
    Total                           $ 26,346 (1)  $ 21,262 (2)  $    269 (3)

Identifiable assets-
  North America                     $203,849      $199,035      $210,207
  Europe                              44,626        49,924        46,850
    Total                           $248,475      $248,959      $257,057

(1)   This includes a $4.4 million unusual charge related to U.S. Brass (see
      Note 2 for additional discussion). Not considering the unusual charge, North American and Total Income from Operations would have been $29.4 million and $30.8 million, respectively in 1996.
(2) This includes a $676,000 unusual gain related to U.S. Brass (see Note 2 for additional discussion). Not considering the unusual gain, North American and Total Income from Operations would have been $15.8 million and $20.6 million, respectively in 1995.
(3)   This includes a $21.9 million unusual charge related to U.S. Brass (see
      Note 2 for additional discussion). Not considering the unusual charge, North American and Total Income from Operations would have been $22.2 million and $22.1 million, respectively in 1994.
























(16) QUARTERLY FINANCIAL DATA (unaudited and in thousands except per share amounts):
                               First     Second       Third      Fourth
                              Quarter    Quarter     Quarter     Quarter
1996
Net sales                     $93,414    $92,983    $103,973    $103,940
Gross profit                   21,644     24,767      30,835      31,529
Net income (loss)                (947)     3,885       7,390       1,591
Earnings (loss) per share        (.13)       .54        1.03         .21

1995
Net sales                     $99,055    $92,416    $102,752    $103,163
Gross profit                   23,398     22,810      28,736      27,262
Net income (loss)                (882)    (1,206)      4,522       2,455
Earnings (loss) per share        (.12)      (.17)        .63         .35

1994
Net sales                     $90,875    $103,356   $107,872    $103,960
Gross profit                   24,268      27,435     32,022      28,973
Net income (loss)                 360       2,386      4,265     (19,235)
Earnings (loss) per share         .05         .34        .60       (2.71)

(17)  SUBSEQUENT EVENT:

      On January 22, 1997, Zurn Acquisition Co., Inc. (the "Purchaser"), a wholly-owned subsidiary of Zurn Industries, Inc. ("Zurn"), a Pennsylvania corporation, purchased 6,755,154 (or approximately 94.4 percent) of the Company's outstanding shares of common stock for $24.00 per share, net to the seller in cash. The acquisition was made pursuant to a tender offer by the Purchaser to purchase all of the outstanding shares of Eljer Common Stock upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 20, 1996. After completion of the Offer to Purchase and pursuant to the terms of the Agreement and Plan of Merger dated December 14, 1996, among Zurn, the Purchaser and the Company (the "Merger Agreement"), the Purchaser was merged on January 27, 1997, with and into the Company (the "Merger") pursuant to Section 253 of the Delaware General Corporation Law. As a result of the Merger, the Company is now a direct, wholly-owned subsidiary of Zurn. All shares of Eljer Common Stock outstanding immediately prior to the effective time of the Merger were converted into the right to receive $24.00 in cash, without interest and less any withholding taxes.

      In connection with the acquisition, Zurn repaid all amounts due and outstanding under the Company's Revolver and U.S. Term Debt, including accrued interest thereon. See Note 7 for debt discussion. In addition, upon the consummation of the Tender Offer, the Stockholder Rights Plan discussed in
Note 10 was amended so that the Rights did not become exercisable and the Rights expired immediately prior to the purchase of the common stock by Zurn. Certain costs and expenses will be incurred with the sale of the Company in fiscal 1997. Such expenses include payments made as a result of the change in control pursuant to an executive management agreement, the acceleration provisions of the phantom stock and stock options described in Note 10 and


other expenses related to the sale of the Company such as broker fees, legal fees and other transaction costs. The estimated costs total approximately $23.3 million, none of which are recorded in the accompanying financial statements. Such costs will be recorded in fiscal 1997 upon consummation of the sale.
















































        UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited condensed pro forma consolidated financial statements are based on the consolidated financial statements of Zurn Industries, Inc. ("Zurn") and Eljer Industries, Inc. ("Eljer") combined and adjusted to give effect to the acquisition of Eljer by Zurn as described in Item 2 and the refinancing of Eljer's domestic revolving credit and long-term debt obligations.

The unaudited condensed pro forma statement of consolidated financial position as of December 1996 gives effect to the acquisition as if it had occurred at that time. The statement was prepared based on the unaudited statement of consolidated financial position of Zurn as of December 31, 1996 and the audited consolidated balance sheet of Eljer as of December 29, 1996.

The unaudited condensed pro forma statements of consolidated operations for the year ended March 1996 and the nine months ended December 1996 give effect to the acquisition as if it had occurred at the beginning of each of those periods. The statement for the year ended March 1996 was prepared based on the audited statement of consolidated operations of Zurn for the year ended March 31, 1996, after restatement as the result of the decision made by Zurn in the second quarter of fiscal 1997 to sell its Power Systems businesses, and the audited consolidated statement of income of Eljer for the year ended December 31, 1995. The statement for the nine months ended December 1996 was prepared based on the unaudited statement of consolidated operations of Zurn for the nine months ended December 31, 1996 and the audited consolidated statement of income of Eljer for the year ended December 29, 1996 and the unaudited condensed consolidated statement of income of Eljer for the three months ended March 31, 1996.

The unaudited condensed pro forma consolidated financial statements and notes thereto should be read in conjunction with the aforementioned statements of Zurn and Eljer, including the notes thereto, which are included in the reports of Zurn and Eljer filed pursuant to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The unaudited condensed pro forma consolidated financial statements are not necessarily indicative of the financial position of Zurn subsequent to the acquisition of Eljer or the results of its operations that would have occurred had the acquisition occurred at the beginning of the periods presented, nor are they necessarily indicative of future financial position or operating results.

The unaudited pro forma adjustments are based on the Offer to Purchase dated December 20, 1996, and the related Letter of Transmittal, and the Agreement and Plan of Merger Dated December 14, 1996 that are filed pursuant to the informational requirements of the Exchange Act, and certain assumptions included in the notes to unaudited condensed pro forma consolidated financial statements. Zurn believes the pro forma assumptions are reasonable under the circumstances and that the unaudited condensed pro forma consolidated financial statements reflect the effects on liquidity and operations of Zurn of all material events or changes expected to result from the acquisition of Eljer.

The acquisition will be accounted for by the purchase method of accounting with Zurn's cost of acquiring Eljer (the "Purchase Price") being allocated to the assets acquired and the liabilities assumed based on their respective fair values. The excess Purchase Price will be recorded as goodwill. The final allocation is dependent on certain valuations and other studies yet to be completed; accordingly, the purchase allocation adjustments reflected in the unaudited condensed pro forma consolidated financial statements are preliminary and have been made solely for the purpose of preparing the financial statements.

The $184.4 million pro forma goodwill is being amortized over thirty years at the rate of $6.1 million per year. Zurn believes the acquired goodwill, representing primarily trademarks and franchises of Eljer, represents scarce assets with indefinite lives which have appreciated in value over time. Also, the acquisition will facilitate the continued expansion of current lines of business and the development of new businesses through the cross promotion of the well known trademarks, franchises, and products of Eljer. Zurn believes it will benefit from the acquisition of Eljer for an indeterminable period of time of at least thirty years. The goodwill will be reviewed periodically to ensure it is carried at recoverable amounts in light of current business conditions.

Future statements of consolidated financial position of Zurn will reflect goodwill as described above and increased borrowings resulting from financing the acquisition of Eljer. Future statements of consolidated operations will reflect goodwill amortization, increased interest expense, and a higher effective income tax rate since the goodwill amortization will be nondeductible for tax purposes.


























                  UNAUDITED CONDENSED PRO FORMA STATEMENT OF CONSOLIDATED FINANCIAL POSITION
                                                 December 1996
                                                  (Thousands)
                                                  Historical
                                          Zurn                Eljer                       Pro Forma
                                    Industries, Inc.     Industries, Inc.      Adjustments           Combined

                                                    Assets
Cash and equivalents                   $   49,636            $   33,835        $  (56,222)- 1       $   27,249
Marketable securities                      39,815                                 (27,740)- 1           12,075
Accounts receivable                        56,402                65,067                                121,469
Inventories                                56,398                64,153             4,722 - 2          125,273
Income taxes                               23,735                                  29,001 - 3           52,736
Discontinued operations' net assets        14,964                                                       14,964
Other current assets                        4,113                 5,698            (1,148)- 4            8,663
  Total current assets                    245,063               168,753           (51,387)             362,429

Property, plant, and equipment             82,705               178,588          (108,146)             153,147
Less allowances for depreciation
  and amortization                         47,065               117,599          (117,599)              47,065
                                           35,640                60,989             9,453 - 5          106,082
Goodwill                                                         10,493           173,879 - 6          184,372
Other assets                               63,846                 8,240             4,076 - 7           76,162
                                       $  344,549            $  248,475        $  136,021           $  729,045

                                     Liabilities and Shareholders' Equity

Accounts and notes payable             $   18,534            $   41,632        $    9,677 - 8       $   69,843
Other current liabilities                  38,155               106,976            19,908 - 9          165,039
  Total current liabilities                56,689               148,608            29,585              234,882

Long-term obligations                       6,304                60,400            96,225 -10          162,929
Retirement obligations                     43,106                34,923           (10,960)-11           67,069
Deferred credits                                                 26,665              (950)-12           25,715
Shareholders' equity (deficit)
  Common stock                              6,285                 7,187            (7,187)               6,285
  Other shareholders' equity              232,165               (29,308)           29,308              232,165
                                          238,450               (22,121)           22,121 -13          238,450
                                       $  344,549            $  248,475        $  136,021           $  729,045

See notes to unaudited condensed pro forma consolidated financial statements.

                                                     -48-
/TABLE

                      UNAUDITED CONDENSED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
                                             Year Ended March 1996
                                     (Thousands Except Per Share Amounts)
                                                  Historical
                                          Zurn                Eljer                       Pro Forma
                                    Industries, Inc.     Industries, Inc.      Adjustments           Combined
Net sales                              $  284,683            $  397,386                             $  682,069

Cost of sales                             205,305               295,180        $     (447)- A          500,038
Marketing and administration               51,719                73,670            (2,566)- B          122,823
Interest expense                            1,147                14,982             5,191 - C           21,320
Goodwill amortization                                                               6,146 - D            6,146
Unusual items                                                     7,274               676 - E            7,950
Interest income                            (3,081)               (1,722)            4,058 - F             (745)
Other income                               (4,212)                1,247              (472)- G           (3,437)
Continuing operations income
  before income taxes                      33,805                 6,755           (12,586)              27,974
Income taxes                               12,278                 1,866            (2,544)- H           11,600

Continuing operations income           $   21,527            $    4,889        $  (10,042)          $   16,374

Earnings per share                          $1.74                  $.69                                  $1.32

Average common shares outstanding          12,378                 7,133                                 12,378

See notes to unaudited condensed pro forma consolidated financial statements.















                                                     -49-
/TABLE

                      UNAUDITED CONDENSED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
                                        Nine Months Ended December 1996
                                     (Thousands Except Per Share Amounts)
                                                  Historical
                                          Zurn                Eljer                       Pro Forma
                                    Industries, Inc.     Industries, Inc.      Adjustments           Combined
Net sales                              $  230,070            $  300,896                             $  530,966

Cost of sales                             164,378               213,765        $    1,884 - A          380,027
Marketing and administration               42,793                61,016            (3,311)- B          100,498
Interest expense                            1,092                 8,340             4,883 - C           14,315
Goodwill amortization                                                               4,609 - D            4,609
Unusual items                                                     1,882            (4,776)- E           (2,894)
Interest income                            (2,428)                 (929)            3,043 - F             (314)
Other income                               (2,997)                1,229              (383)- G           (2,151)
Continuing operations income
  before income taxes                      27,232                15,593            (5,949)              36,876
Income taxes                               10,300                 2,727            (4,127)- H            8,900

Continuing operations income           $   16,932            $   12,866        $   (1,822)          $   27,976

Earnings per share                          $1.36                 $1.78                                  $2.25

Average common shares outstanding          12,411                 7,228                                 12,411

See notes to unaudited condensed pro forma financial statements.















                                                     -50-
/TABLE

   NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The pro forma adjustments giving effect to the acquisition of Eljer by Zurn include certain reclassifications of amounts included in Eljer's historical consolidated financial statements to conform to Zurn's financial statement presentation. Transactions between Zurn and Eljer have not been eliminated from the financial statements as the amounts are not material. Acquisition expenses not included in the Purchase Price are not material and, accordingly, have not been included in the financial statements.

The pro forma adjustments to the unaudited condensed pro forma statement of consolidated financial position are:

  1. Liquidation of cash and equivalents and marketable securities to fund partial payment of the Purchase Price.

  2. Increase inventories to estimated replacement cost, including estimated unrecognized manufacturing profit in finished products and work in process.

  3.  Restoration of current deferred tax assets previously reserved.

  4.  Elimination of prepaid expenses that will not benefit future operations.

  5. Allocation of a portion of the Purchase Price to property, plant, and equipment.

  6. Excess of the Purchase Price over the amount allocated to the assets acquired and the liabilities assumed.

  7. Restoration of long-term deferred tax assets previously reserved, reduced by the utilization of long-term assets to fund partial payment of the Purchase Price.

  8. New borrowings to partially finance the Purchase Price and unpaid acquisition costs.

  9. Conversion of the Eljer common stock value included in the reserve for settlement of litigation which is contingent on the confirmation by the United States Federal Bankruptcy Court for the Eastern District of Texas of a plan of reorganization of United States Brass Corporation, an indirect, wholly-owned subsidiary of Eljer, ("U.S. Brass") to cash resulting from the $24.00 per share Zurn paid for Eljer's common stock, and the effect of reducing the discount rate of the non-interest bearing note included in the reserve.

 10.  New borrowings to partially finance the Purchase Price.

 11.  Elimination of retirement obligations deferred gains.

 12.  Reclassification of deferred income taxes.


 13.  Elimination of Eljer's shareholders' deficit.


The pro forma adjustments to the unaudited condensed pro forma statements of consolidated operations are:

  A. Reduction in plant and equipment depreciation resulting from establishing new depreciation lives, net of the effect of the Purchase Price allocation to such assets, and elimination of retirement obligations deferred gain amortization.

  B. Elimination of certain employment costs and redundant insurance and shareholder relations expenses.

  C. Increase in interest expense from new borrowings to partially finance the Purchase Price, net of reductions from the refinancing of Eljer's domestic revolving credit and long-term debt obligations.

  D.  Amortization of goodwill by the straight-line method over thirty years.

  E. Elimination of amounts recorded to maintain a zero net book value for U.S. Brass.

  F. Elimination of interest income from liquidation of cash and equivalents and marketable securities to fund partial payment of the Purchase Price.

  G.  Reclassification.

  H. Income tax effect of pro forma adjustments. The low effective income tax rate for the nine months ended December 1996 is primarily attributable to the income recognized by Eljer from the settlement of litigation with Household International, Inc. which is not subject to income tax (see the notes to consolidated financial statements of Eljer for the year ended December 29, 1996 included in this Item 7).



















                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                ZURN INDUSTRIES, INC.




April 7, 1997                                   /s/ Dennis Haines
                                                Dennis Haines
                                                General Counsel and Secretary


                                 EXHIBIT INDEX

 2    Plan Of Acquisition, Reorganization, Arrangement, Liquidation Or
      Succession
      Agreement and Plan of Merger dated as of December 14, 1996  Incorporated
      by and among Zurn Industries, Inc., Zurn Acquisition Co.,   by reference
      Inc. and Eljer Industries, Inc. filed as Exhibit (c)(1) to
      Schedule 14D-1 filed by the Registrant on December 20, 1996

10    Material Contracts
      Credit Agreement dated January 21, 1997 as amended and restated as of March 14, 1997 by and among Zurn Industries, Inc., Eljer Manufacturing, Inc., the lenders party thereto from time to time, NationsBank, N.A., as Documentation Agent and Bankers Trust Company, as Administrative Agent

23    Consents Of Experts And Counsel
      Consent of Independent Public Accountants



















                                     -53-